Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into as of June 29, 2017, by and between Rentech, Inc., a Colorado corporation (the “Company”), and Colin M. Morris (the “Executive”).

WHEREAS, the Company and the Executive have previously entered into that certain Employment Agreement, dated as of November 3, 2009 (the “Employment Agreement”), which provides for the Executive’s employment as Senior Vice President and General Counsel of the Company;

WHEREAS, the Company and the Executive have previously entered into that certain Confidentiality and Invention Assignment Agreement, dated as of June 5, 2006 (the “Confidentiality Agreement”); and

WHEREAS, the Executive and the Company have determined to provide for the termination of the Executive’s employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	TERMINATION OF EMPLOYMENT

1.1.Termination of Employment.   The Executive hereby confirms the Executive’s resignation (i) as Senior Vice President and General Counsel of the Company and (ii) from any and all officer roles and directorships the Executive held with the Company and its subsidiaries and affiliates, in each case, effective as of July 7, 2017, (the “Separation Date”).  The Executive acknowledges and agrees that the Executive’s employment with the Company and its subsidiaries and affiliates shall terminate as of the Separation Date, and that the Executive shall cease to be an employee of the Company any of its respective subsidiaries or affiliates as of that date.  The parties hereby acknowledge and agree that the Executive’s termination of employment hereunder constitutes a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (together with the regulations thereunder, the “Code”) pursuant to which, subject to the Executive’s execution and non-revocation of this Agreement and the Release (as defined below), the Executive is entitled to the Severance (as defined below).

1.2.Termination of Employment Agreement.  As of the Separation Date, the Employment Agreement shall automatically terminate and be of no further force and effect, and neither the Company nor the Executive shall have any further obligations thereunder; provided, however, that the provisions of Section 5(g) of the Employment Agreement (Excess Parachute Payments), Section 8 of the Employment Agreement (Non-Solicitation) and Section 23 of the Employment Agreement (Executive’s Cooperation) shall survive such termination of the Employment Agreement.  For the avoidance of doubt, the termination of the Employment Agreement shall not terminate or abridge the Executive’s obligations under the Confidentiality Agreement, which shall, subject to the terms and conditions thereof, survive the termination of the Employment Agreement.

1.3.Return of Company Property.  No later than the Separation Date, the Executive shall return to the Company (and will not keep in the Executive’s possession or deliver to anyone else, unless otherwise agreed to by the Company) any and all devices, records, data, notes, reports, proposals,

LA\3930571.3

lists, proprietary correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other confidential documents or property, or reproductions of any aforementioned items belonging to the Company and its  subsidiaries or affiliates and its successors or assigns.

2.	accrued obligations; SEVERANCE

2.1.Accrued Obligations.  The Company shall, on the Separation Date , pay to the Executive the aggregate amount of (i) $12,115.38, representing the Executive’s earned but unpaid Base Salary through the Separation Date, and (ii) $50,604.75, representing the total of any accrued, unused vacation pay and unreimbursed business expenses through the Separation Date.  In addition, any other vested benefits accrued by the Executive prior to the Separation Date under employee benefit plans of the Company shall be paid or provided to the Executive in accordance with, and as such obligations come due under, the terms of the applicable plan.

2.2.Severance.  In consideration of, and subject to and conditioned upon the Executive’s execution and non-revocation of the Release:

(a)The Company shall pay to the Executive an aggregate amount in cash equal to $133,269.23 (the “Cash Severance”).   The Company shall pay the Cash Severance in substantially equal installments during the period beginning on the Separation Date and ending on December 8, 2017, in accordance with the Company’s normal payroll practices.; provided, that no payments under this Section 2.2(a) shall be made prior to the Company’s first regular payroll date occurring on or after the Executive has signed the attached General Release (Attachment A) and the seven day revocation period referenced in paragraph 2 (b) of the General Release has expired without the Executive revoking the General Release(the “First Payroll Date”) (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon); and

(b)The Company shall pay to the Executive taxable cash payments in bi-weekly installments of $380.72, representing the monthly premium payable by the Executive in order to secure benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and Section 4980B of the Code (together, “COBRA”) based on the Executive’s group health plan elections in effect as of the Separation Date (the “COBRA Payments” and, together with the Cash Severance, the “Severance”)).  The Company shall pay the COBRA Payments to the Executive during the period commencing on the Separation Date and ending on the first to occur of (i) the six (6)-month anniversary of the Separation Date, (ii) the expiration of the period of time during which the Executive is entitled to continuation coverage under the Company’s group health plan under COBRA, or (iii) such date that the Executive becomes eligible for coverage under the group health plan of another employer (in any case, the “COBRA Period”), provided, that no payments under this Section 2.2(b) shall be made prior to the First Payroll Date (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon).

2.3.Equity Awards.  The Executive hereby acknowledges and agrees that all stock options, restricted stock awards, restricted stock units, phantom units and other equity incentive awards covering common stock of the Company, in any case, which are unvested and held by the Executive as of the Separation Date shall be forfeited and cancelled as of the Separation Date without the payment of consideration therefor, and that the Executive shall have no further right, title or interest therein.  Any vested but unexercised stock options held by the Executive as of the Separation Date shall be governed in accordance with the terms of the applicable option agreement(s) and equity incentive plan(s).

LA\3930571.3

2.4.Exclusivity of Benefits.  Except as expressly provided in Section 2.2 of this Agreement or with respect to health benefits that continue by their terms through the end of the month in which the Separation Date occurs, the Executive shall not be entitled to any additional payments or benefits in connection with his employment or the termination thereof or under or in connection with any contract, agreement or understanding between the Executive and the Company or its subsidiaries or affiliates (including, without limitation, the Employment Agreement).  Except as expressly provided in Section 2.2 above, all employee benefits, including without limitation, any medical, dental, life insurance, disability insurance, retirement plan participation and other benefits provided or funded in whole or in part by the Company shall cease as of the Separation Date (except as may be required under applicable law).

2.5.No Mitigation; No Offset.  The Company and the Executive acknowledge and agree that the Executive is under no obligation to seek other employment, and that there shall be no offset against amounts due to the Executive under this Agreement or otherwise on account of any remuneration attributable to any subsequent employment or claims asserted by the Company or any of its affiliates; provided, however, that this provision shall not apply with respect to any amounts that the Executive owes to the Company, or any of its affiliates on account of any amount in respect of which the Executive is obligated to make repayment to the Company or any of its affiliates.

3.	RELEASE OF CLAIMS

The Executive agrees that, as a condition to the Executive’s right to receive the payments and benefits set forth in Section 2.2 above, the Executive shall, within thirty (30) days following the Separation Date, execute and deliver to the Company a release of claims in the form attached hereto as Exhibit A (the “Release”).  The Executive acknowledges and agrees that the Executive’s right to receive the amounts set forth in Section 2.2 shall be subject to and conditioned upon the Executive’s execution, delivery to the Company and non-revocation of the Release in accordance with this Section 3.

4.	PRIOR AGREEMENTS; RESTRICTIVE COVENANTS

4.1.Reaffirmation of Prior Agreements.  The Executive hereby acknowledges and agrees that the Executive is bound by the Confidentiality Agreement.  Notwithstanding anything contained in this Agreement, the Executive hereby reaffirms the covenants, terms and conditions set forth in the Confidentiality Agreement and Sections 5(g), 8 and 23 of the Employment Agreement, and acknowledges and agrees that each of the Confidentiality Agreement and Sections 5(g), 8 and 23 of the Employment Agreement shall survive the termination of the Executive’s employment with the Company and shall remain in full force and effect in accordance with their respective terms.

4.2.Non-Disparagement.  The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing, whether prior to or following the Separation Date.  The Company agrees that it shall not, and it shall use commercially reasonable efforts to cause its officers and directors not to, disparage the Executive.

4.3.Breach of Covenants. The Executive acknowledges and agrees that a breach by the Executive of any of the covenants or restrictions contained herein or in the Confidentiality Agreement or Sections 8 or 23 of the Employment Agreement will cause irreparable damage to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that if the Executive breaches or attempts to breach any of the foregoing, the Company shall be entitled to temporary or permanent injunctive relief with respect to any such breach or attempted breach (in addition to any other remedies, at law or in equity, as may be

LA\3930571.3

available to the Company), without posting bond or other security.  If the Company is required to enforce any of its rights hereunder, the Executive agrees to reimburse the Company for all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by the Company in connection with such enforcement.

5.	MISCELLANEOUS

5.1.Code Section 409A.

(a)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (from time to time collectively referred to as “Section 409A”).  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits, including without limitation the amounts payable under Section 2.2 hereof, may be or become subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the payments and benefits from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 5.1(a) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.  Notwithstanding anything herein to the contrary, the Executive expressly agrees and acknowledges that in the event that any taxes are imposed under Section 409A with respect to any payments or benefits under this Agreement, the payment of such taxes shall be solely the Executive’s responsibility, and the Company shall have no liability for such taxes.

(b)Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.

5.2.Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation

5.3.Arbitration.  Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company and/or it subsidiaries that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Los Angeles, California in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. The Company will pay the direct costs and expenses of any such arbitration, including the fees and costs of the arbitrator; provided, however, that the arbitrator may, at his or her election, award attorneys’ fees to the prevailing party, if permitted by applicable law.

5.4.Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

5.5.Assignment. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of Executive and the successors and assigns of the Company (including without limitation, any successor due to reincorporation of the Company or formation of a

LA\3930571.3

holding company).  The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a majority of its assets, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.  Executive may not assign his rights (except by will or the laws of descent and distribution or to a trust for the purpose of estate or tax planning for the benefit of Executive’s spouse and/or children) or delegate his duties or obligations hereunder.  Except as provided by this Section 5.5, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

5.6.Final and Entire Agreement; Amendment.  This Agreement, together with the Release, represents the final and entire agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes all other agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof.  Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the parties, and stating the intent of the parties to amend this Agreement.

5.7.Consultation with Counsel.  The Executive acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.  Without limiting the generality of the foregoing, the Executive acknowledges that he has had the opportunity to consult with his own independent tax advisors with respect to the tax consequences to him of this Agreement and the payments hereunder, and that he is relying solely on the advice of his independent advisors for such purposes.

5.8.Governing Law.  This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of, the State of California, without giving effect to principles of conflicts of laws thereof.

5.9.Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:  at the Executive’s most recent address on the records of the Company.

If to the Company:

Rentech, Inc.

10880 Wilshire Blvd., Suite 1101

Los Angeles, CA 90024

Attn: General Counsel

Fax: (310) 496-1210
Email: nsykes@rentk.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

LA\3930571.3

5.10.Counterparts.  This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[Signature Page Follows]

LA\3930571.3

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

RENTECH, INC.

By:	/s/ Joe Herold
Name:	Joe Herold
Title:	Senior Vice President, Human Resources

EXECUTIVE

/s/ Colin M. Morris
Colin M. Morris

LA\3930571.3

EXHIBIT A

GENERAL RELEASE

This General Release of all Claims (this “Agreement”) is entered into by Colin M. Morris (“Executive”) and Rentech, Inc. (the “Company”), effective as of July 7, 2017.

In further consideration of the promises and mutual obligations set forth in the Employment Agreement between Executive and the Company, dated as of November 3, 2009 (the “Employment Agreement”), and the Separation Agreement dated as of June 29, 2017 (the “Separation Agreement”), Executive and the Company agree as follows:

1.Return of Property. All Company files, access keys, desk keys, ID badges, computers, electronic devices, telephones and credit cards, and such other property of the Company as the Company may reasonably request, in Executive’s possession must be returned no later than the date of Executive’s termination from the Company, unless otherwise agreed to by the Company.

2.General Release and Waiver of Claims.

(a)Release. In consideration of the payments and benefits provided to Executive under the Employment Agreement and the Separation Agreement, after consultation with counsel, Executive, personally and on behalf of each of Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, and agents and all persons acting in concert with them or any of them (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, including without limitation, the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102, 69 Ops. Cal. Atty. Gen. 80 (1986); California Labor Code §§ 1102.5(a), (b); the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; and the California Labor Code, that the Releasors had, have, may have, or in the future may possess, arising out of (i) Executive’s employment relationship with and service as an employee, officer and/or director of the Company and/or the GP, and the termination of such relationships or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that Executive does not release, discharge or waive any rights to payments and benefits provided under the (i) the Separation Agreement concurrently executed between the Company and Executive that is contingent upon the execution

LA\3930571.3

by Executive of this Agreement (2) any vested stock options, restricted stock awards, restricted stock units, phantom units or other vested equity incentive awards, (3) any vested benefits, (4) any rights to indemnification, or (5) any rights as a shareholder of the Company.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(b)Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, Executive hereby acknowledges and confirms the following: (i) Executive was, and is hereby, advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to Executive the terms of this Agreement, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA, and Executive has in fact consulted with an attorney; (ii) Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) Executive knowingly and voluntarily accepts the terms of this Agreement; (iv) the payments and benefits provided to Executive in consideration of this release are in addition to any amounts otherwise owed to Executive; and (v) this Agreement is written in a manner designed to be understood by Executive and he understands it. Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c) No Assignment. Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

3.Proceedings. Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to any Claims released under this Agreement, including without limitation, any Claims relating to his employment or the termination of his employment, (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Notwithstanding the foregoing, Executive may bring to the attention of the United States Equal Employment Opportunity Commission (the “EEOC”) claims of discrimination. Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise)

arising out of any Proceeding.

LA\3930571.3

4.Remedies. In the event Executive initiates or voluntarily participates in any Proceeding, or if he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Employment Agreement, or if he revokes the ADEA release contained in Paragraph 2(b) of this Agreement within the seven (7)-day period provided under Paragraph 2(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the severance provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein. The foregoing shall not apply to Executive’s bringing to the attention of the EEOC any claims of discrimination. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Employment Agreement or his obligations under Paragraphs 2 and 3 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Executive from breaching his post-termination obligations under the Employment Agreement or his obligations under Paragraphs 2 and 3 of this Agreement. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

5.Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

6.Non-admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

7.Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of California regardless of the law that might be applied under principles of conflicts of laws.

8.Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Los Angeles, California in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive or, if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. The Company will pay the direct costs and expenses of any such arbitration, including the fees and costs of the arbitrator; provided, however, that the arbitrator may, at his or her election, award attorneys’ fees to the prevailing party, if permitted by applicable law.

9.Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Rentech, Inc.

LA\3930571.3

10880 Wilshire Blvd., Suite 1101

Los Angeles, CA 90024

Attn: General Counsel

Fax: (310) 496-1210
Email: nsykes@rentk.com

To Executive: at Executive’s most recent address on the records of the Company.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

RENTECH, INC.

By:	/s/ Joe Herold
Name:	Joe Herold
Title:	Senior Vice President, Human Resources

EXECUTIVE

/s/ Colin M. Morris
Colin M. Morris

A-4

LA\3930571.3